UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): December 8, 2009
TAUBMAN CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

1-11530	38-2033632
(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Long Lake Road, Suite 300,
Bloomfield Hills, Michigan	48304-2324
(Address of Principal Executive Office)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (248) 258-6800
None
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 8, 2009, West Farms Associates and West Farms Mall, LLC (together, “Westfarms”) and The Taubman Company LLC (together with Westfarms, the “WFM Parties”) entered into a settlement agreement (the “Settlement Agreement”) with three developers of a project called Blue Back Square in West Hartford, Connecticut. The Settlement Agreement relates to a lawsuit originally filed by the developers against the WFM Parties and related persons in November 2007 in the Connecticut Superior Court, Judicial District of Hartford at Hartford (Case No. CV-07-5014613-S) and subsequently transferred to the Superior Court for the Judicial District of Waterbury at Waterbury (Case No. UWY-CV-07-5007877-S). The developers alleged damages in excess of $40 million and sought double and treble damages and punitive damages.
     Pursuant to the Settlement Agreement, the lawsuit will be withdrawn with prejudice upon payment by Westfarms of $34 million to the developers on or before December 15, 2009. The Company has a 79% investment in Westfarms, an unconsolidated joint venture which owns Westfarms mall, and the Company’s share of the settlement is $26.8 million. Subject to receipt of the settlement payment, the developers, for themselves and on behalf of related persons, have agreed to a full and general release for the benefit of the WFM Parties and related persons as of December 8, 2009. There was no admission of liability or fault by any parties to the lawsuit or related persons.
     In early November 2007, the Town of West Hartford and the West Hartford Town Council (the “Town”) filed a substantially similar lawsuit against the same entities in the same court (Case No. CV-07-5014596-S), which was also subsequently transferred to the Superior Court for the Judicial District of Waterbury at Waterbury (Case No. UWY-CV-07-5007876-S). The Town alleges damages in excess of $5.5 million and seeks double and treble damages and punitive damages. Earlier this year, the Company rejected a settlement offer of $4.5 million made by the Town. The Town’s lawsuit remains outstanding.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2009	TAUBMAN CENTERS, INC.
	By:	/s/ Lisa A. Payne
Lisa A. Payne
Vice Chairman and Chief Financial Officer